Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY BRACKETS AND ASTERISKS (“[***]”), HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

RESEARCH FUNDING AND OPTION AGREEMENT

This Agreement is entered into this 17th day of March 2023 (the “Effective Date”), by and between The Scripps Research Institute, a California nonprofit public benefit corporation located at 10550 North Torrey Pines Road, La Jolla, California 92037 ("TSRI"), and Xenetic Biosciences Inc., a for-profit corporation located at 945 Concord Street, Framingham, Massachusetts 01701 ("Sponsor"), with respect to the facts set forth below. Each of TSRI and Sponsor is a “Party” and collectively, the “Parties.”

RECITALS

A.            TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to the development of CAR-T technology and DNase 1 enzyme.

B.             Sponsor is engaged in research and development of pharmaceutical products.

C.             Sponsor desires to provide certain funding as part of TSRI’s research activities described above.

D.            Subject to any non-exclusive rights of the U.S. Government, TSRI is willing to grant to Sponsor an option to acquire rights and licenses to certain intellectual property arising from the Research Program.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions outlined herein, TSRI and Sponsor hereby agree as follows:

1.              DEFINITIONS.

1.1            Affiliate. The term "Affiliate" shall mean any entity which directly or indirectly controls or is controlled by Sponsor. The term "control" as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Unless otherwise specified, the term Sponsor includes Affiliates.

1.2            Agreement Number. This Agreement is TSRI number 2022-0134.

1.3            Biological Materials. The term “Biological Materials” shall mean any Technology in the form of tangible materials together with any progeny, mutants, or derivatives thereof developed in performance of the Research Program.

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1.4            Confidential Information. The term "Confidential Information" shall mean any and all proprietary information of TSRI or Sponsor which may be exchanged between the parties at any time and from time to time during the term hereof. The fact that a party may have marked or identified as confidential or proprietary any specific information shall be indicative that such party believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information was or was not considered confidential information by such party. Confidential Information shall also include any information which, given the circumstances surrounding the disclosure, would be considered confidential by the disclosing party. Information shall not be considered confidential to the extent that it:

a.              Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

b.             Was known to the receiving party prior to the Effective Date, which knowledge was acquired independently and not from the other party hereto (including such party's employees); or

c.              Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

d.             Was independently developed by or on behalf of the receiving party without use of or reference to the other party’s Confidential Information.

1.5            Field. The term "Field" shall mean the use of CAR-T cells and/or DNase with or without a therapeutic agent or targeting agent for the treatment of a disease or syndrome.

1.6            Joint Technology. The term "Joint Technology" shall mean any Technology developed jointly by TSRI and Sponsor under principles arising under US intellectual property laws.

1.7            Patent Rights. The term “Patent Rights” shall mean:

(a) U.S. patents or patent application(s) directed to the Technology;

(b) Foreign counterpart patents or patent applications claiming and entitled to the priority date of the respective patents and patent application(s) referenced in sub-clause (a) above;

(c) Divisionals and continuations of any patents or patent applications referenced in sub-clauses (a) and (b) above;

(d) Any claim(s) of a continuation-in-part claiming and entitled to the priority date of the respective patents and patent application(s) referenced in sub-clause (a) above; and

(e) Reissues, reexaminations, renewals and patent term extensions of the patents referenced in sub-clauses (a) - (d) above.

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1.8            Principal Investigator. The term "Principal Investigator" shall mean Dr. Alexey Stepanov, together with such replacement persons selected in accordance with the provisions of Section 2.2 hereof.

1.9            Research Program. The term "Research Program" shall mean the research program to be undertaken by TSRI under the direction and control of the Principal Investigator as expressly set forth in an SOW that is attached as Exhibit A hereto.

1.10          Research Tool. The term “Research Tool” shall mean any Technology which is designed or utilized for basic research purposes or internal drug discovery purposes and which is not utilized to produce, or incorporated into, a product.

1.11          Sponsor Technology. The term “Sponsor Technology” shall mean any Technology developed solely by Sponsor under principles applicable under the laws of the United States of America governing intellectual property.

1.12          Technology. The term "Technology" shall mean any invention, discovery, know-how, Biological Material, software, information and data, whether patentable or not, first conceived and reduced to practice during and as a result of the performance of the Research Program.

1.13          TSRI Technology. The term "TSRI Technology" shall mean any Technology developed solely by TSRI under principles applicable under the laws of the United States of America governing intellectual property.

2.              CONDUCT OF RESEARCH PROGRAM.

2.1            Conduct of Research Program. TSRI hereby agrees to use reasonable efforts to perform the Research Program subject to the provisions of this Agreement and as set forth in a Statement of Work (“SOW”), which shall be attached to this Agreement. To the extent that any term in a SOW conflicts with this Agreement, the terms of this Agreement shall take precedence unless the Parties mutually agree in writing in the SOW that the term(s) in the SOW shall take precedence. Additionally, the Parties may amend or modify each SOW from time-to-time upon the mutual written consent of the Parties. Notwithstanding the foregoing, TSRI makes no warranties or representations regarding its ability to achieve, nor shall it be bound to accomplish, any particular research objective or results.

2.2            Supervision of Research Program. TSRI agrees that the Research Program at TSRI shall be conducted by or under the direct supervision of the Principal Investigator. In the event that the Principal Investigator leaves TSRI, or terminates his/her involvement in the Research Program, TSRI shall use its best efforts to find a replacement Principal Investigator acceptable to Sponsor, which acceptance shall not be unreasonably withheld. In the event that TSRI shall fail to appoint a replacement Principal Investigator reasonably acceptable to Sponsor, Sponsor shall have a right to terminate this Agreement upon delivery to TSRI of written notice of intent to terminate pursuant to this Section 2.2, which notice must be delivered to TSRI not less than thirty (30) days nor more than ninety (90) days after delivery by TSRI to Sponsor of the name of the replacement Principal Investigator.

2.3            Reports. TSRI agrees that it will provide weekly informal reports that summarize the work conducted under the Research Program during the prior week by TSRI. The reports shall include at a minimum, the identification of each experiment conducted, the procedure followed, a summary of any results from those experiments and any conclusions that can be drawn from the results. Additionally, within sixty (60) days following the last day of each calendar year during the term of this Agreement, and at the completion of any project that is the subject of an SOW, TSRI shall furnish Sponsor with a written report providing a general summary of the results of the research included within the scope of the Research Program conducted by TSRI, during the immediately preceding calendar year, including but not limited to all data, conclusions, results, observations and a detailed description of all procedures. All such reports described in this Section 2.3 shall be treated as Confidential Information by Sponsor.

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2.4            Financial and Staffing Obligations

(a) Contributions of Parties to Research Program. Contributions in the form of financial support, equipment, personnel, technology and other necessary components for the conduct of the Research Program shall be made by the parties in accordance with the terms set forth on Exhibit B. All payments due to TSRI by Sponsor shall be payable in U.S. Dollars in quarterly installments in advance, within ten (10) days of the dates set forth in the following payment schedule:

1st invoice: $78,184.06 (USD)	To be submitted: Effective Date

2nd invoice: $78,184.06 (USD)	To be submitted: at the start of the first month after Effective Date

3rd invoice: $78,184.06 (USD)	To be submitted: at the start of the second month after Effective Date

4th invoice: $78,184.06 (USD)	To be submitted: at the start of the third month after Effective Date

5th Invoice: $78,184.06 (USD)	To be submitted: at the start of the fourth month after Effective Date

6th Invoice: $78,184.06 (USD)	To be submitted: at the start of the fifth month after Effective Date

7th Invoice: $78,184.06 (USD)	To be submitted: at the start of the sixth month after Effective Date

8th Invoice: $78,184.06 (USD)	To be submitted: at the start of the seventh month after Effective Date

9th Invoice: $78,184.06 (USD)	To be submitted: at the start of the eighth month after Effective Date

10th Invoice: $78,184.06 (USD)	To be submitted: at the start of the ninth month after Effective Date

11th Invoice: $78,184.06 (USD)	To be submitted: at the start of the tenth month after Effective Date

12th Invoice: $78,184.06 (USD)	To be submitted: at the start of the eleventh month after Effective Date

All invoices shall be sent to Sponsor via e-mail at ap@xeneticbio.com. Each invoice and payment must reference the Research Project title, Agreement Number and Principal Investigator for purposes of identification. Payments under this Section 2.4(a) shall be sent to:

The Scripps Research Institute

10550 North Torrey Pines Road, TPC-7

La Jolla, California 92037

Attn: Senior Director, Sponsored Programs

TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement if the funding is not provided as set forth in Exhibit B and in accordance with the payment schedule as set forth in this Section 2.4(a). Furthermore, should Sponsor fail to make the first payment to TSRI in accordance with this Section 2.4(a), TSRI shall have the right to immediately terminate this Agreement and this Agreement shall be null and void ab initio.

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The Parties agree that other than those amounts set forth in this Agreement in this Section 2.4 that are to be paid by Sponsor to TSRI, Sponsor owes no other money to TSRI pursuant to the terms of this Agreement or any prior agreements entered into previously by the Parties.

(b) Capital Equipment. Equipment purchased by TSRI with funds provided by Sponsor shall be the property of TSRI. All capital equipment provided under this Agreement by Sponsor for the use of TSRI remains the property of the Sponsor unless other disposition is mutually agreed upon in writing by the parties. If title to this equipment remains with the Sponsor, Sponsor is responsible for maintenance and repair of the equipment, insuring the equipment against damage or loss, and the costs of its transportation to and from the site where it will be used.

(c) Indirect Cost Adjustment. TSRI shall have the right to adjust the payments payable under Section 2.4(a) above to reflect changes in the indirect cost rate negotiated between TSRI and the U.S. Government that is in effect during the quarter that the work is performed. TSRI will notify Sponsor in writing of any change in the indirect cost rate before the effective date of such change. The corresponding direct costs will remain fixed as specified in Exhibit B.

3.              OPTION, LICENSE AND PROSECUTION.

3.1            Grant of Option. Subject to the terms of this Agreement and the reservation of rights specified in Sections 4.2 and 4.3, TSRI hereby grants to Sponsor:

(a) an exclusive option (the “Option”) to acquire an exclusive, worldwide license, including the right to sublicense, under TSRI’s rights in any Patent Rights that claim any inventions within the TSRI Technology to offer for sale, sell and have sold products, processes and Biological Materials in the Field. In the event that a product, process or Biological Material utilizes a Research Tool, such Research Tool shall be made available for Sponsor’s sole use on a non-exclusive, royalty-free, non-transferable basis solely in connection with Sponsor’s exercise of its license rights to the Technology and Patent Rights granted hereunder.

(b) a non-exclusive, royalty-free, non-transferable license, with the right to grant sublicenses, to make and use TSRI Technology solely for Sponsor’s internal research and development purposes, including clinical development during the performance of the Research Program. Any transfer of materials to Sponsor under this Section 3.1(b) shall require the execution of a Material Transfer Agreement on reasonable terms and conditions consistent with this Agreement. Further, in the event that Sponsor desires to sublicense the rights under this Section 3.1(b), such sublicensing will be limited to its sublicensees who have sublicensed rights to any Sponsor Technology, including Sponsor’s share of the Joint Technology.

3.2            Disclosure of Technology Subject to Option. After the Principal Investigator submits an invention disclosure covering any Technology to TSRI’s Office of Technology Development, TSRI shall disclose such Technology in writing to Sponsor (the “Technology Disclosure”). TSRI shall use reasonable efforts to provide a Technology Disclosure that contains sufficient detail to (i) enable both parties to determine whether or not the particular Technology is TSRI Technology or Joint Technology; and (ii) enable Sponsor to evaluate the advisability of exercising the Option granted hereunder with respect to such Technology. All such Technology Disclosures shall be maintained in confidence by Sponsor as Confidential Information of TSRI.

3.3            Option Period. Sponsor shall have a period of ninety (90) days from receipt of the Technology Disclosure from TSRI (the “Option Period”) within which to exercise its Option with respect to the particular Technology disclosed therein. Upon delivery of written notice that Sponsor waives its Option, or upon the failure of Sponsor to exercise its Option in writing during the Option Period, Sponsor shall have no further rights to the particular TSRI Technology, and TSRI may license the TSRI Technology to third parties as it sees fit.

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3.4            Exercise of Option. Sponsor shall exercise its Option by delivering to TSRI a written notice within the Option Period which specifies the particular Technology for which the Option is being exercised. Upon such notification, Sponsor and TSRI shall have a period of one hundred and eighty (180) days within which to negotiate a definitive license agreement in good faith. The definitive license agreement shall include terms and conditions substantially similar to those outlined in Exhibit C. In the event that Sponsor exercises the Option within the Option Period and the license agreement contemplated in this Section 3.4 is not concluded within the relevant negotiation period, or any mutually agreed-upon extension thereof, then rights to such Technology shall be disposed of in accordance with TSRI’s policies, with no further obligation, but subject to any licenses granted herein. Notwithstanding the foregoing, within one (1) year of the end of such negotiation period in which a license was not entered into pursuant to this Section 3.4 following the exercise of Sponsor’s Option hereunder, TSRI will not enter into any agreement with any third party that includes a license in and to the applicable Technology on terms and conditions that, on the whole, are more favorable than those last offered to Sponsor pursuant to this Section 3.4.

3.5            Prosecution of Patent Rights. TSRI shall direct and control the preparation, filing and prosecution of patent applications and patents within the Patent Rights. As consideration for the Option, Sponsor shall pay all fees and costs, and any and all future fees and costs associated with work performed by TSRI’s Office of Patent Counsel and any independent counsel engaged by TSRI related to the preparation, filing, prosecution and maintenance of the Patent Rights. Payment shall be made within thirty (30) days after Sponsor receives an invoice therefor. Failure of Sponsor to pay patent fees and expenses as set forth above shall immediately relieve TSRI from its obligation to incur any further patent fees and expenses with regard to the Technology that is the subject matter of the patents for which such fees and expenses are payable. Sponsor’s obligation to pay all patent fees and costs incurred pursuant to this Agreement shall survive the termination or expiration of this Agreement. Both parties hereto agree that TSRI may, at its sole discretion, utilize TSRI’s Office of Patent Counsel in lieu of or in addition to independent counsel for patent prosecution and maintenance of patent application(s). Sponsor shall have full rights of consultation with the patent attorneys so selected on all matters relating to patent application(s), provided that TSRI shall have the final determination in all such matters.

3.6            Joint Technology. The parties hereby agree that in the event that the disclosed Technology is Joint Technology and that Sponsor either does not exercise its Option or does not sign a license agreement with TSRI, both parties shall (i) have no further obligations to each other with respect to such Joint Technology and any Patent Rights directed to such Joint Technology; and (ii) be free to independently license or otherwise dispose of their rights to such Joint Technology, and any Patent Rights directed to such Joint Technology, on a worldwide basis without accounting to the other party.

4.              INTERESTS AND RIGHTS IN INTELLECTUAL PROPERTY.

4.1            Title.

(a)	TSRI shall retain sole ownership and title to TSRI Technology and to all intellectual property rights related thereto. TSRI shall, in the good faith exercise of its discretion, undertake reasonable efforts to preserve and maintain its ownership and title in and to the TSRI Technology as TSRI deems appropriate.

(b)	Sponsor shall retain sole ownership and title to Sponsor Technology and to all intellectual property rights related thereto. Sponsor shall, in the good faith exercise of its discretion, undertake reasonable efforts to preserve and maintain its ownership and title in and to the Sponsor Technology as Sponsor deems appropriate.

(c)	Ownership of and title to Joint Technology shall be vested jointly in TSRI and Sponsor, with each owning an undivided interest therein. Ownership of Patent Rights shall follow inventorship under principles arising under U.S. patent law.

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4.2            Governmental Interest. TSRI and Sponsor acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI's research activities. TSRI and Sponsor acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including but not limited to, 37 CFR 401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

4.3            Reservation of Rights. All rights that are not expressly granted under this Agreement are hereby reserved. Without limiting the foregoing, TSRI reserves the right to use for any internal, within TSRI, academic, non-commercial research or educational purpose any Patent Rights or Research Tools, without TSRI being obligated to pay Sponsor any royalties or other compensation. In addition, TSRI reserves the right to grant non-exclusive research and educational use licenses to other nonprofit or academic institutions to Patent Rights or Research Tools, without the other non-profit entity being obligated to pay Sponsor any royalties or other compensation, provided that TSRI shall notify Sponsor of any such grant and discuss in good faith any concerns that Sponsor may have with respect to such grant and such nonprofit or academic institution shall not use the Patent Rights or Research Tools for commercial development, either by themselves or with a third-Party.

5.              CONFIDENTIALITY AND PUBLICATION.

5.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of seven (7) years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without the prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

If Confidential Information is required to be disclosed by law or court order, the Party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure that Party shall notify the other party, not later than ten (10) days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow that other Party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

5.2 Publications. Sponsor acknowledges that it is the general policy of TSRI to encourage publication of research results in technical or scientific journals; and Sponsor agrees that TSRI shall have a right to publish in accordance with its general policy. TSRI shall submit to Sponsor copies of proposed publications which describe Technology and afford Sponsor a period of thirty (30) days to review the publication to (i) ascertain whether Sponsor’s Confidential Information would be disclosed by the publication; and (ii) ascertain whether or not the publication discloses any Technology with regard to which Sponsor wishes to exercise the Option. If such proposed publication would disclose Sponsor’s Confidential Information, then upon Sponsor’s written request TSRI shall remove such Confidential Information of Sponsor or delay publication for up to an additional thirty (30) days to allow Sponsor to protect its Confidential Information by filing a patent application(s). In the event that Sponsor identifies any Technology to which it wishes to exercise its Option, Sponsor shall notify TSRI of such in writing. Upon such notification, TSRI shall (i) file any patent applications necessary to protect the proprietary positions of both parties in the Technology at Sponsor’s sole expense; and (ii) provide Sponsor with a Technology Disclosure in accordance with Section 3.2. Absent receipt by TSRI of any written instruction by Sponsor within the thirty (30) day period, TSRI shall be free to publish the proposed publication.

5.3 Publicity. Except as otherwise provided herein or required by law, regulation, or stock exchange rule, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to the performance hereunder without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 5.2 of this Agreement shall not be construed as publicity governed by this Section 5.3.

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6.              WARRANTY AND DISCLAIMER.

TSRI hereby represents and warrants that it has full right and power to enter into this Agreement. TSRI MAKES NO OTHER WARRANTIES CONCERNING THE CONDUCT OR RESULTS OF THE RESEARCH PROGRAM, PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS, BIOLOGICAL MATERIALS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND TSRI DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS, OR THAT ANY PRODUCT, PROCESS, SERVICE, BIOLOGICAL MATERIAL, OR RESEARCH TOOL WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS OR BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE PATENT RIGHTS, RESEARCH TOOLS OR BIOLOGICAL MATERIALS ARE SUITABLE FOR SPONSOR’S PURPOSES.

IN NO EVENT SHALL TSRI BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY SPONSOR TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER TSRI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS SINCE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES. NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE LIABILITY FOR FRAUD, WILLFUL MISCONDUCT, PERSONAL INJURY OR DEATH CAUSED BY GROSS NEGLIGENCE OR ANY MATTER WHICH CANNOT, AS A MATTER OF LAW CANNOT BE LIMITED OR EXCLUDED.

7.              TERM AND TERMINATION.

7.1            Term. Unless terminated sooner, the initial term of this Agreement shall commence on the Effective Date and shall continue for fifteen (15) months (the “Term”).

7.2            Termination by Sponsor. Beginning six (6) months after the Effective Date, Sponsor may terminate this Agreement without cause by giving thirty (30) days advance written notice of termination to TSRI.

7.3            Termination Upon Non-Payment. In the event that Sponsor fails to pay to TSRI any payment within the time frame set forth in Section 2.4(a), TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement, and may terminate this Agreement, after having given Sponsor 30 days’ prior written notice to remedy the non-payment, if payment is not made within such 30 days. Termination pursuant to this Section 7.3 shall not relieve Sponsor of any liability under this Agreement.

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7.4            Termination Upon Default. Except as specified in Sections 7.3 and 7.5, the failure of a party to perform any obligation required of it to be performed hereunder and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default, shall constitute an event of default hereunder. Upon the occurrence of an event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party serving such notice against the defaulting party. Termination pursuant to this Section 7.4 shall not relieve the defaulting party of liability and damages to the non-defaulting party for breach of this Agreement. Waiver by any party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

7.5            Termination Upon Insolvency. This Agreement may be terminated as to any party ("Insolvent Party") by another party giving written notice of termination to the Insolvent Party upon the filing of bankruptcy or bankruptcy of the Insolvent Party or the appointment of a receiver of any of the Insolvent Party's assets, or the making by the Insolvent Party of any assignment for the benefit of creditors, or the institution of any proceedings against the Insolvent Party under any bankruptcy law. Termination shall be effective upon the date specified in this notice.

7.6            Effect of Expiration or Termination

a. Termination without Cause by Sponsor. Upon termination of this Agreement by Sponsor without Cause, neither party shall have any further rights or obligations with respect to this Agreement, other than the obligation of Sponsor to make any and all final payments accrued prior to the date of termination. Upon such termination of this Agreement, the parties shall continue to abide by their non-disclosure obligations as described in Section 5.1 and each party hereto shall fulfill any other obligations incurred prior to such termination. Any such termination of this Agreement shall not constitute the termination of any license or any other agreements between the parties which are then in effect except as expressly provided therein. In addition, upon such termination, Sponsor’s Option under Section 3.1 shall be deemed automatically cancelled, and Sections 4, 6, 7 and 9 shall survive any such termination.

b. Termination Upon Material Default of Sponsor. Upon the termination of this Agreement by reason of a material default by Sponsor, neither party shall have any further rights or obligations with respect to this Agreement, other than the obligation of Sponsor to make any and all final payments accrued prior to the date of termination, the obligation of the parties to make all reports required hereunder, and except as provided below. Upon such termination of this Agreement, the parties shall continue to abide by their non-disclosure obligations as described in Section 5.1 and each party hereto shall fulfill any other obligations incurred prior to such termination. Any such termination of this Agreement shall not constitute the termination of any license or any other agreements between the parties which are then in effect except as expressly provided therein. In addition, upon such termination, Sponsor’s Option under Section 3.1 shall be deemed automatically cancelled, and Sections 4, 6, 7 and 9 shall survive any such termination.

c. Expiration or Termination upon Default of TSRI. Upon the expiration of this Agreement at its regularly scheduled expiration date, or upon a termination of this Agreement on account of a default by TSRI, then TSRI shall make the disclosures required by Section 3.2 for TSRI Technology conceived or reduced to practice up to the date of said expiration or termination; and Sponsor shall have the right to exercise its Option with respect to said TSRI Technology in accordance with the schedule and procedures specified in Sections 3.3 and 3.4 above; and any non-exclusive licenses that have been granted under Section 3.1 shall survive. Additionally, each party shall perform all other obligations up to the date of said expiration or termination; and the parties shall continue to abide by their non-disclosure obligations described in Section 5.1; and any previously existing license agreements or other agreements between the parties shall continue in effect. In addition, upon such expiration or termination, Sections 4, 6, 7 and 9 shall survive.

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7.7            Effect of Termination by Sponsor on Sublicense Agreement. If Sponsor terminates this Agreement prior to the end of the Term, whether with cause or without, to the extent that Sponsor has sublicensed all or some of its rights under this Agreement, the sublicensee shall have the right to have its agreement continue in full force and such sublicense agreement shall then be with TSRI and not Sponsor for the remainder of any term of such sublicense agreement, provided that the terms of any such sublicense shall not impose any additional obligations on TSRI and shall be at least as favorable to TSRI as the terms of this Agreement, including with respect to the limitations of liability set forth in this Agreement. Further, promptly following any such termination Sponsor shall cause the relevant surviving sublicensee to enter into a direct relationship with TSRI with respect to the applicable licensed rights and under the terms set forth in the sublicense agreement with Sponsor or if a new agreement is negotiated, the terms of the new agreement shall not be more restrictive than those in the sublicense agreement. Additionally, if Sponsor gives notice of its intention to terminate this Agreement under section 7.3, 7.4 or 7.5, TSRI agrees to negotiate in good faith with the joint patent owner of any Sponsor Technology, including the Sponsor’s share of the Joint Technology, to novate any relevant SOW to that joint patent owner to enable work to continue under it, but shall have no obligations to do so absent reaching any such agreement.

8.              ASSIGNMENT; SUCCESSORS.

8.1            Assignment. Any and all assignments by Sponsor of this Agreement or any rights granted hereunder without the prior written consent of TSRI are void except for assignments to an Affiliate of Sponsor. Notwithstanding the foregoing, Sponsor may assign this Agreement to a sublicensee of Sponsor that entered into a sublicense agreement in accordance with the terms of this Agreement or to a joint owner of any Sponsor Technology including Sponsor’s share of the Joint Technology, including Belgian Volition SRL, provided that the relevant assignee provide notice to TSRI and expressly assume all past and future obligations of Sponsor under this Agreement.

8.2            Binding Upon Successors and Assigns. Subject to the limitations on assignment set forth herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Sponsor. Any such successor to or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by such party and such written assumption shall be delivered to the other Party.

9.              GENERAL PROVISIONS.

9.1            Independent Contractors. The relationship between TSRI and Sponsor is that of independent contractors. TSRI and Sponsor are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Sponsor shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

9.2            Dispute Resolution. Any dispute or claim between the parties arising out of or relating to this Agreement, including without limitation the breach thereof, shall be resolved according to the following dispute resolution procedures:

(a)            Such dispute shall be first addressed by the representatives of TSRI and Sponsor who have primary responsibility for managing this Agreement.

(b)            If the dispute is not resolved by such representatives within fifteen (15) days after the date either party gives written notice that such dispute exists, then the dispute shall be referred to and addressed by the senior management of each party.

(c)            If such dispute is not resolved by the parties’ senior management within thirty (30) days after the date the dispute is referred to them, then the dispute shall be submitted to mediation. The mediator shall be a retired judge or other neutral third party mutually selected by TSRI and Sponsor who has at least ten (10) years’ experience in mediating or arbitrating cases in the bio-pharmaceutical industry and regarding the same or substantially similar subject matter as the dispute between Sponsor and TSRI. If the parties are unable to agree on such mediator within twenty (20) days after they exchange initial lists of potential mediators, a mediator with the same qualifications will be selected by the JAMS office in San Diego located at 401 B Street, San Diego, CA 92101 (after consultation with the parties).

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(d)           The location of the mediation shall be in the County of San Diego, California. TSRI and Sponsor hereby irrevocably submit to the exclusive jurisdiction and venue of the mediator mutually selected by the parties or to the neutral mediator selected by JAMS of San Diego for purposes of the mediation, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding regarding this Agreement in the event mediation is unsuccessful as provided in sub-clause (e) below, or as provided in sub-clause (f) below, and waive any right to contest or otherwise object to such exclusive jurisdiction or venue, including without limitation any claim that such exclusive venue is not a convenient forum.

(e)           If the dispute is not resolved through mediation, either party may refer the dispute to a court of competent jurisdiction in San Diego County, California.

(f)            Notwithstanding anything to the contrary in this Agreement, prior to or while a mediation proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

9.3            Entire Agreement; Modification. This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous written or oral agreements. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

9.4            California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California notwithstanding any conflicts or choice of laws provisions.

9.5           No Use of Name. The use of the name "The Scripps Research Institute", "Scripps", “TSRI” or any variation thereof in connection with the advertising, sale or performance of Products, Processes, Services, Biological Materials or Research Tools is expressly prohibited.

9.6            Headings. The headings for each article and section in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

9.7            Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

9.8            No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

9.9            Attorneys' Fees. In the event of a dispute among the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

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9.10          Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

FOR TSRI:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attn: OTD

With a copy to:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: General Counsel

FOR SPONSOR:	Xenetic Biosciences, Inc.
40 Speen St., Ste 102
Framingham, Massachusetts 01701
Attn: Curtis Lockshin, Chief Scientific Officer

With a copy to:	Entralta PLLC
4500 Williams Dr., Ste 212, PMB 511
Georgetown, Texas 78633
Attention: Peter Weinstein

Notices shall be deemed delivered upon the earlier of (i) when received; (ii) three (3) days after deposit into the U.S. mail; (iii) the date notice is sent via telefax, telex or cable; or (iv) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

9.11          Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Sponsor to do any act inconsistent with the requirements of any United States law, regulation, or executive order as the same may be in effect from time to time.

9.12          Export Controls. The Parties expressly acknowledge that performance under this Agreement is contingent upon full compliance with all U.S. export control laws and regulations, including but not limited to the International Traffic in Arms Regulations (ITAR) (22 CFR §§ 120-130), Export Administration Regulations (EAR) (15 CFR §§ 730-774), and regulations administered by the Office of Foreign Assets Control (OFAC) (31 CFR §§ 500-598). Accordingly, Sponsor shall not transfer any export-controlled information or items to TSRI without written notice and prior authorization. In the event that such transfer is necessary and export-controlled under the ITAR, EAR, or subject to regulations governing access to the information/items, Sponsor will notify TSRI’s Export Control Officer in writing (export@scripps.edu) thirty (30) days in advance of transfer, including the appropriate export classification, so that proper steps are taken to ensure compliance. In the event Sponsor violates applicable export control laws and regulations, Sponsor shall bear sole responsibility for any violation of such laws and regulations, including consequential liability, penalties, or enforcement actions undertaken by a U.S. government agency or any other party in relation to such action. TSRI may limit or decline to receive, without penalty, any export restricted items or information under this Agreement. In the event that any party or its related business entity becomes subject to any U.S. government list of prohibited or restricted parties, TSRI may in its sole discretion, terminate any and all of its obligations under this Agreement without penalty or liability.

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9.13          Indemnity. Sponsor shall indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all claims, suits, actions, damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by or asserted against the Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claim”), that arise out of or relate to any allegations regarding Sponsor’s use of the Technology or the exercise of its non-exclusive license rights under Section 3.1(b). Sponsor shall not enter into any settlement of such Claims that imposes any obligation on TSRI, that does not unconditionally release TSRI from all liability or that would have an adverse effect on TSRI’s reputation or business without TSRI’s prior written consent. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event Sponsor fails to promptly indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right to defend themselves, and in that case, Sponsor shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of the Indemnitees’ written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Sponsor to Indemnitees.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

TSRI:	SPONSOR:

THE SCRIPPS RESEARCH INSTITUTE	XENETIC BIOSCIENCES

By: /s/ Marshall Olin	By: /s/ Jeffrey Eisenberg

Name: Marshall Olin	Name: Jeffrey Eisenberg

Title: Chief Business Counsel	Title: Chief Executive Officer

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EXHIBIT A: RESEARCH PROGRAM/STATEMENT OF WORK

Xenetic Biosciences Inc,

945 Concord Street
Framingham, MA 01701

(“Sponsor”)

Developed by [***],

Institute Investigator, The Scripps Research Institute,

(“SCRIPPS”)

[***]

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EXHIBIT B: BUDGET

Study ID and Title	Price,$
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]
PRICE	[***]
SCRIPPS Overheads [***]	[***]
TOTAL PRICE	[***]
Pass through to Volition Rx	[***]

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EXHIBIT C

LICENSE TERMS

Licensed Patent	“Licensed Patent” means any patent application filed by TSRI from the work conducted under this Research Funding and Option Agreement to which Sponsor has exercised its exclusive license Option and any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, and each patent that issues or reissues from these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.
Licensed Know-How	“Licensed Know-How” means any unpatented, technical and other information resulting from the work conducted under this Research Funding and Option Agreement to which Sponsor has exercised its exclusive license Option, including information comprising or relating to concepts, inventions, ideas, discoveries, data, formulae, research models, specifications, materials (including information as to biological or chemical structure or functions), methods, research plans, procedures for experiments and tests and data and other results arising from experimentation and testing.
Licensed Field of Use

1.      The use of CAR-T Cells with one or more therapeutic and/or targeting agent(s) for the treatment of a disease or syndrome; and/or

2.      The use of a DNase 1 alone or in combination with one or more additional therapeutic and/or targeting agents for the treatment of a disease or syndrome.

Licensed Territory	Worldwide
Royalty	[***] on Net Sales of Licensed Products, whether such sales are made by Sponsor, a sublicensee, or any other licensed party, with the amount to be paid by Sponsor to TSRI not to exceed [***] of all money received by Sponsor as a Royalty on Net Sales from a sublicensee or any other licensed party.
Sublicense Pass Through Income	Sponsor shall pay to TSRI the amount of [***] of all Pass Through Income received by Sponsor from a sublicensee.
Pass Through Income	“Pass Through Income” means any and all monetary consideration received by Sponsor from a sublicensee, not including royalties on Net Sales of Licensed Products.
Royalty Term

“Royalty Term” means on a country-by-country and Licensed Product-by-Licensed Product basis, the date that royalty payments would begin and would end. The Royalty Term shall begin for each Licensed Product on the date of the first commercial sale of such Licensed Product and shall end on the later to occur of: (a) 10 years following the first commercial sale; or (b) the date on the expiration of the last issued patent that covers such Licensed Product in such Country (“Royalty Term”), whichever is longer.

Upon the expiration of the Royalty Term, the license grant to Sponsor will automatically convert to a royalty-free, fully paid-up license in the Territory.

Reduction for Blocking IP	With respect to any Third Party License pursuant to which Sponsor is granted rights under any blocking IP to make, use, offer to sell, sell or export a Licensed Product, Sponsor will be entitled to deduct [***] of any money paid to a third party under a third party license for rights to the Blocking IP from any Royalty on Net Sales owed to TSRI and if the total royalties owed by Sponsor to third parties other than TSRI to commercialize the Licensed Product [***] in total. The Reduction shall be applied on a country-by-country basis.
Milestone Payments

For the first Licensed Product only:

•      [***] upon first Commercial Sale;

•      [***] upon reaching aggregate Net Sales of [***] in any combination of markets and/or indications;

•      [***] upon reaching aggregate Net Sales of [***] in any combination of markets and/or indications.

No other milestones shall be owed by Sponsor to TSRI under a definitive agreement other than those set forth above.

Sublicensing	Sponsor shall have a right to sublicense its rights under any License Agreement between the Parties to a third party of its choosing pursuant to this Term Sheet. The sublicense agreement shall contain terms no less restrictive than the License Agreement between the Parties pursuant to this Term Sheet.
Patent Prosecution Costs	Sponsor shall be solely responsible for the payment of all fees and costs related to the preparation, prosecution and maintenance of any Licensed Patents.
Change of Control Fee	There shall be no Change of Control Fee payable by Sponsor to TSRI pursuant to this agreement.
Other	The Agreement, when executed, will include usual and customary terms and conditions, including, without limitation, those regarding representations and warranties, indemnification, termination, and dispute resolution.

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